Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, solson1@vailresorts.com
Vail Resorts Reports Fiscal 2019 First Quarter Results and Season Pass Results
BROOMFIELD, Colo. - December 7, 2018 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2019 ended October 31, 2018, provided season pass sales results and certain early ski season indicators and reaffirmed its guidance for fiscal 2019.
Highlights

•
Net loss attributable to Vail Resorts, Inc. was $107.8 million for the first fiscal quarter of 2019 compared to a net loss attributable to Vail Resorts, Inc. of $28.4 million in the same period in the prior year. Fiscal 2019 first quarter net loss included the after-tax effect of acquisition and integration related expenses of $4.9 million and an incremental loss of $3.6 million from off-season operations at the resorts acquired during the quarter, as well as approximately $1 million of headwind from currency translation related to operations at Perisher, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results. As previously disclosed, fiscal 2018 first quarter net loss included a tax benefit of approximately $51.8 million (or $1.29 earnings per diluted share) related to employee exercises of equity awards, primarily attributable to the CEO’s exercise of expiring stock appreciation rights (SARs) during the quarter.

•
Resort Reported EBITDA loss was $72.5 million for the first fiscal quarter of 2019, which includes $6.6 million of acquisition and integration related expenses and an incremental loss of $2.6 million from off-season operations at the resorts acquired during the quarter, as well as approximately $2 million of headwind from currency translation related to operations at Perisher, calculated on a constant currency basis, as compared to the prior year’s results. In the same period in the prior year, Resort Reported EBITDA loss was $54.1 million, which included $0.7 million of acquisition and integration related expenses.

•
Season pass sales through December 2, 2018 for the upcoming 2018/2019 North American ski season increased approximately 21% in units and 13% in sales dollars as compared to the period in the prior year through December 3,

2017, including all military pass products in both periods. Pass sales include Stevens Pass and Triple Peaks pass sales in both periods and are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.77 between the Canadian dollar and U.S. dollar to the current period and the prior period for Whistler Blackcomb pass sales.

•	The Company reaffirmed its guidance for fiscal year 2019 of $718 million to $750 million of Resort Reported EBITDA.
Commenting on the Company’s fiscal 2019 first quarter results, Rob Katz, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss, given that our North American mountain resorts are not open for ski operations during the period. The quarter's results are primarily driven by winter operating results from Perisher and our North American resorts’ summer activities, dining, retail/rental and lodging operations, and administrative expenses. Perisher performed very well in the first quarter with outstanding conditions generating record results for the Australian winter season, with strong visitation and revenue growth across the business. Our consolidated results from Perisher were negatively impacted by the strong U.S. dollar, which created an approximate $2 million Resort Reported EBITDA headwind from currency translation in the quarter, on a constant currency basis, as compared to the prior year’s results. Whistler Blackcomb’s summer business performed well with strong performance in its world class mountain biking operations and summer activities, including the new Cloudraker Skybridge, which was very popular with sightseers. Our U.S. Epic Discovery business continues to grow and generate strong financial returns on the capital we invested, and performed in line with our expectations for the quarter. Our lodging business produced another strong first fiscal quarter, with continued success from our properties at Grand Teton Lodge Company and at our Colorado and Utah resorts.”
Regarding Real Estate, Katz said, “Real Estate Reported EBITDA was a loss of $1.3 million for the first fiscal quarter, as compared to a loss of $1.1 million in the same period the prior year. We remain in discussions with developers on a number of potential land sales at the base of our resorts.”
Katz continued, “Our balance sheet at quarter end remains very strong. We ended the quarter with $141.0 million of cash on hand, $120.0 million of borrowings under the revolver portion of our senior credit facility and total long-term debt, net (including long-term debt due within one year) of approximately $1.5 billion. As of October 31, 2018, we had available borrowing capacity of $206.0 million under the revolver component of our Vail Holdings, Inc. senior credit facility. In addition, we had $155.1 million available under the revolver component of our Whistler Blackcomb credit facility. Our Net Debt was 2.3 times trailing twelve months Total Reported EBITDA, which is higher than the prior quarter due primarily to the addition of $265.6 million of incremental term loan borrowings associated with the resort acquisitions during the quarter. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock. The quarterly dividend will be $1.47 per share of common stock and will be payable on January 10, 2019 to shareholders of record on December 27, 2018. Additionally, the Company repurchased approximately $50.0 million of stock during the quarter at an average price of $252.66.”
Moving on to season pass results, Katz said, “As we approach the end of our selling period, season pass sales for the North American ski season are up approximately 21% in units and approximately 13% in sales dollars through December 2,

2018 compared to the prior year period ended December 3, 2017, including all military pass sales and pass sales from Stevens Pass and Triple Peaks in both periods and adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.77 between the Canadian dollar and U.S. dollar to the current period and prior period for Whistler Blackcomb pass sales. Growth in our total season pass sales dollars was lower than our unit growth, given the inclusion of the new Military Epic Pass, which is available at a substantial discount to our Epic Pass. The average price increase on all non-military passes was approximately 3.3%. Excluding sales of military passes to new purchasers who were not pass holders last year, season pass sales increased approximately 8% in units and 10% in sales dollars over the comparable period in the prior year.
“We are very pleased to see double digit revenue growth in our season pass program after a very strong record performance last year. For the year, and excluding sales of military passes to new purchasers who were not pass holders last year, we achieved solid growth in our Colorado, Destination and Whistler Blackcomb markets, while experiencing declines in both the Northern California and Utah markets. Excluding sales to the Northern California and Utah markets and sales to new military pass holders who were not pass holders last year, our season pass unit growth was up 11%. We were pleased to see very strong growth in our Northeast market, benefiting from the impact of the inclusion of Stowe, Okemo and Mount Sunapee on our passes. Overall, we achieved solid growth in new pass holders this year, even excluding the significant number of new military pass holders. This growth in new pass holders is particularly notable following the record new pass holder growth we achieved in the prior two years. We also saw solid growth in our renewing pass holders and a stable renewal rate, outside of our Tahoe and Utah markets, which saw a modest decline. Excluding sales to new military pass holders, our revenue growth, as compared to unit growth, was slightly lower than in previous years, as we continue to broaden the penetration of our pass program to products designed for lower frequency guests. Our military pass program delivered nearly 100,000 new pass holders to our program, representing an incredible opportunity for our Company to make our resorts more accessible to those who have served their countries in the armed forces as well as their families. This significant expansion of our pass holder base creates a meaningful business opportunity for our Company, while building tremendous loyalty with these new guests. Including military and Epic Australia passes, we expect our total season pass holders this year will exceed 925,000, representing an incredible group of highly loyal and passionate guests.”
Katz continued, “Overall, lodging bookings for the season ahead are trending in-line with prior year bookings. Based on historical averages, around half of the bookings for the winter season have been made by this time. Our early season results have been encouraging, with strong conditions across our Western U.S. and Northeastern U.S. resorts. Our Colorado resorts have had a particularly strong start to the season with early snow and cold temperatures conducive to snowmaking, which allowed each resort to open several days earlier than initially expected with significantly improved conditions relative to last year. Our resorts in Tahoe and Utah have opened with typical conditions for this time of year while Whistler Blackcomb’s early season has been more challenging with limited snowfall to date. Our Northeast resorts have started strong with Stowe and Okemo opening earlier than in prior years. Importantly, we were able to complete the core systems integrations across our acquired resorts on their respective opening days to further enhance the guest experience in our first year of operating these resorts.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2018, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Mountain segment net revenue decreased $3.1 million, or 2.1%, to $145.0 million for the three months ended October 31, 2018 as compared to the same period in the prior year, which was primarily attributable to a decrease in the average Australian exchange rate as compared to the prior year. On an Australian dollar basis, Perisher net revenue increased by 4.7%.

•
Mountain Reported EBITDA loss was $76.4 million for the three months ended October 31, 2018, which represents an incremental loss of $18.0 million, or 30.8%, as compared to the Mountain Reported EBITDA loss for same period in prior year, which was primarily attributable to a $5.9 million increase in acquisition and integration related expenses, $5.4 million of increases to corporate overhead costs and $2.6 million of incremental off-season operational losses from Triple Peaks and Stevens Pass, as well as approximately $2 million of headwind from currency translation related to operations at Perisher, calculated on a constant currency basis, as compared to the prior year’s results.

Lodging Segment

•
Lodging segment net revenue (excluding payroll cost reimbursements) increased $2.5 million, or 3.6%, to $71.2 million for the three months ended October 31, 2018 as compared to the same period in the prior year.

•
Lodging Reported EBITDA was $3.9 million for the three months ended October 31, 2018, which represents a decrease of $0.5 million, or 10.5%, as compared to the same period in the prior year, primarily attributable to an increase in allocated corporate general and administrative costs, partially offset by the incremental operations of Triple Peaks.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $219.9 million for the three months ended October 31, 2018, a decrease of $0.3 million as compared to resort net revenue of $220.2 million for the same period in the prior year.

•
Resort Reported EBITDA loss was $72.5 million for the three months ended October 31, 2018, which includes $6.6 million of acquisition and integration related expenses, $6.5 million of increases to corporate overhead costs and $2.6 million of incremental off-season operational losses from Triple Peaks and Stevens Pass, as well as approximately $2 million of headwind from currency translation related to operations at Perisher, calculated on a constant currency basis, as compared to the prior year’s results. This compares to a Resort Reported EBITDA loss of $54.1 million in the same period in the prior year, which included $0.7 million of acquisition and integration related expenses primarily attributable to the acquisition of Whistler Blackcomb.
Total Performance

•	Total net revenue decreased $0.8 million, or 0.4%, to $220.0 million for the three months ended October 31, 2018 as compared to the same period in the prior year.

•
Net loss attributable to Vail Resorts, Inc. was $107.8 million, or a loss of $2.66 per diluted share, for the first quarter of fiscal 2019 compared to a net loss attributable to Vail Resorts, Inc. of $28.4 million, or a loss of $0.71 per diluted share, in the first quarter of fiscal 2018. Fiscal 2019 first quarter net loss included the after-tax effect of acquisition and integration related expenses of $4.9 million and an incremental loss of $3.6 million from off-season operations at the resorts acquired during the quarter, as well as approximately $1 million of headwind from currency translation related to operations at Perisher, which the Company calculated by applying current period foreign exchange rates to the prior period results. Included in the first quarter of fiscal 2018 was a tax benefit of approximately $51.8 million (or $1.29 earnings per diluted share) related to employee exercises of equity awards (primarily related to the CEO’s exercise of expiring SARs).

Return of Capital
The Company declared a quarterly cash dividend of $1.47 per share of Vail Resorts common stock that will be payable on January 10, 2019 to shareholders of record on December 27, 2018. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on January 10, 2019 to shareholders of record on December 27, 2018. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc. In the first quarter of fiscal 2019, the Company repurchased 197,896 shares at an average price of $252.66 for a total of approximately $50.0 million.
Capital Improvements
Commenting on the Company’s new improvements for the 2018/2019 winter season, Katz said, “We are thrilled to welcome guests to all of our resorts as the 2018/2019 ski season kicks off with several transformational enhancements to the guest experience at our resorts. Our $42 million transformational investment at Whistler Blackcomb is nearly complete, bringing 43% increased capacity collectively across the new Blackcomb Gondola and Emerald and Catskinner chairs.
“At Park City, we have continued to enhance the family, food and service experience for our guests. In the Canyons area of Park City, we created a world-class beginner area with improved grading, snowmaking and lift service. We also completed two significant dining experience enhancements with the expansion of Cloud Dine and the renovation of the Park City Mid-Mountain Lodge.

“At Heavenly, we upgraded the Galaxy lift, allowing us to re-open 400 acres of high quality intermediate terrain this season. At Perisher, we recently began work on upgrading the Leichhardt chairlift, as well as surrounding snowmaking improvements, for the 2019 Australian ski season.”
Regarding calendar year 2019 capital expenditures, Katz said, "We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders. We will announce our complete capital plan for calendar year 2019 in March 2019, but we are pleased to announce several signature investments planned for the 2019/2020 ski season.”
Katz continued, “We are excited to announce a significant investment in our snowmaking systems in Colorado that will transform the early-season terrain experience at Vail, Keystone and Beaver Creek. Investments in state-of-the-art, energy-efficient snowmaking technology, combined with infrastructure upgrades and expansions (all subject to U.S. Forest Service approval), are planned to help drive an earlier, more predictable opening date and help maintain high-quality conditions throughout the season.
“We are planning to upgrade and expand Vail Mountain’s snowmaking system with expectations for the mountain to open at least one week earlier each year and with a much better terrain package, which will enhance the consistency of the experience for Thanksgiving and the early season with more beginner and intermediate terrain available earlier. The proposed project would significantly expand the snowmaking capacity on Vail Mountain with investments in pumping infrastructure and 387 new high efficiency snowmaking guns. The investment would add 152 acres of new/enhanced snowmaking terrain, including bringing snowmaking to the Mid-Vail / Mountaintop Express (#4) pod, providing higher elevation terrain that would consistently offer a superior early season experience.
“We are also planning to upgrade Keystone’s snowmaking system to a state-of-the-art, automated, energy-efficient system that we expect will allow the resort to make more snow during early-season snowmaking windows, bringing forward Keystone’s opening day by up to three weeks each year, enabling Keystone to be positioned to be the first resort to open in the United States each season and with the most skiable terrain.
“At Beaver Creek, we are pursuing the expansion of the snowmaking system at Red Buffalo Park, the highly successful beginner terrain enhanced last year with a new detachable lift, to ensure more reliable early-season terrain in a key ski school area and creating the opportunity to target more than 3,300 vertical feet of top-to-bottom skiing and riding on opening day each year.
“In addition to these snowmaking enhancements, we are highly focused on investments that will substantially improve the guest experience across our resorts, including company-wide technology and service enhancements that will help move guests as quickly through the purchasing process as possible so they can be on the slopes faster.
“Among the most important technology investments we are making is our plan to increase lift ticket express fulfillment capacity by 40% through new mobile technology across our 17 North American resorts to allow skiers and snowboarders who purchased tickets in advance to bypass the ticket window entirely. With this new technology, guests will go directly to designated lines at our base area chairlifts, where they will get their lift access media from our mobile ticket agents and head right into the lift line to start their ski day. Also new for the 2019-2020 winter season, season pass holders will be able to pre-purchase pass benefit tickets online (Buddy and Ski With A Friend) and leverage the new mobile express fulfillment at our base area lifts and bypass the ticket window. Eliminating guest wait times is a core commitment of our Company and can offer a dramatic improvement to the guest experience.
“At Park City, we will continue to build on the momentum we have achieved at the largest resort in the U.S. A new permanent Tombstone BBQ restaurant will complete the suite of transformative dining improvements and the resort’s commitment to culinary excellence. The new restaurant will include 50 new indoor seats, a beer bar and a full kitchen at this critical intersection on the Canyons side of the resort.
“At Breckenridge, we are planning to make a one-time investment to transform the guest experience at the base of Peak 8 with new ski school and childcare facilities, as well as an improved ticket and retail/rental experience. We will be acquiring and building out space within the new Grand Colorado on Peak 8, which was built on a land parcel we sold in fiscal 2017. The improved facilities and layout will dramatically improve the experience of this popular base area at the most visited mountain resort in the U.S. These one-time real estate investments will total approximately $7 million in calendar year 2019 and are the result of the $9.3 million land parcel sale at Breckenridge in fiscal 2017.
“At Beaver Creek, we plan to completely renovate the children’s ski school to improve the experience for the entire family, from sales and registration to rental fitting to better serve our guests at one of the most successful ski school programs in North America. At Perisher we will complete the new Leichardt lift that is replacing a t-bar and the snowmaking investment that will support terrain connections and improve the consistency of conditions for beginner and intermediate skiers.
“We will be investing in planning for strategic projects for the next several years to get the necessary regulatory approvals for major lift, restaurant and terrain expansion opportunities. Among these planning projects is the signature McCoy Park terrain expansion at Beaver Creek which was recently approved by the U.S. Forest Service and we hope to open for the 2020/2021 ski season. McCoy Park will provide guests with great beginner and intermediate skiing in one of the most idyllic settings in Colorado.
“Our capital plan includes several key investments for company-wide technology enhancements that will advance our scalability, guest service and marketing efforts. We will be completing the final stage of our point of sale modernization project which will reduce transaction times and improve the guest experience. We will also be investing in technology to automate our data-driven marketing efforts to more efficiently and effectively communicate with our guests and take advantage of the extensive data we aggregate and use across our business.
“We also plan to make significant one-time investments across the recently acquired resorts of Crested Butte, Okemo, Mount Sunapee and Stevens Pass. We plan to spend approximately $7 million in the first phase of a two-year, $35 million investment program. At Stevens Pass, we plan to replace and upgrade the Daisy and Brooks lifts, both of which serve critical terrain for beginner and intermediate skiers and snowboarders and renovate on-mountain restaurants to provide an updated experience. At Okemo, we plan to upgrade two on-mountain restaurants, Sugar House and Summit Lodge, to offer new concepts and menus, as well as an updated look and feel to interior finishes and furnishings.
“The calendar 2019 capital plan includes $3 million of investment related to our sustainability commitment focused on energy efficiency opportunities in snowmaking as well as other electrical and lighting applications.
“We plan to spend approximately $6 million on integration activities across recently acquired resorts. Investments in additional summer activities will be approximately $2 million in calendar 2019 as we complete work on a major zip line at Breckenridge.
“Our capital plan for calendar 2019 will be approximately $139 million to $143 million, excluding one-time items associated with integrations, the one-time Triple Peaks and Stevens Pass transformation plan, summer capital, real estate related capital and reimbursable investments. Our total capital plan will be approximately $175 million to $180 million, including items noted above for integration and acquisitions, summer capital, real estate related projects and approximately $13 million of reimbursable investments associated with insurance recoveries and tenant improvements. We will be providing further detail on our calendar year 2019 capital plan in March 2019."
Outlook
Commenting on fiscal 2019 guidance, Katz continued, "Given our first quarter results and the indicators we are seeing for the upcoming season, we are reiterating our Resort Reported EBITDA guidance for fiscal 2019 that was included in our September earnings release, based on the assumptions incorporated at that time, including foreign currency exchange rates.  That said, the North American ski season has just begun, with our primary earnings period still in front of us."
Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 394-8218 (U.S. and Canada) or (323) 701-0225 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through December 21, 2018, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 1016033. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate 15 world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe and Okemo in Vermont; Mount Sunapee in New Hampshire; Stevens Pass in

Washington; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2019 performance, including our expected Resort Reported EBITDA; our assumptions related to our fiscal 2019 guidance; the payment of dividends; sales patterns concerning our season pass products; the expected timing of the completion of our capital investments; and our calendar 2019 expected capital improvements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; risks related to cyber-attacks; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Okemo, Crested Butte, Stevens Pass, Mt. Sunapee or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the

Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities; risks associated with uncertainty of the impact of recently enacted tax reform legislation in the United States; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2018, which was filed on September 28, 2018.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2018	2017
Net revenue:
Mountain and Lodging services and other	$144,022	$143,348
Mountain and Lodging retail and dining	75,884	76,866
Resort net revenue	219,906	220,214
Real Estate	98	636
Total net revenue	220,004	220,850
Segment operating expense:
Mountain and Lodging operating expense	194,112	181,276
Mountain and Lodging retail and dining cost of products sold	34,876	35,679
General and administrative	64,379	57,863
Resort operating expense	293,367	274,818
Real Estate, net	1,370	1,691
Total segment operating expense	294,737	276,509
Other operating (expense) income:
Depreciation and amortization	(51,043)	(48,624)
Change in estimated fair value of contingent consideration	(1,200)	—
(Loss) gain on disposal of fixed assets and other, net	(619)	567
Loss from operations	(127,595)	(103,716)
Mountain equity investment income, net	950	522
Investment income and other, net	463	383
Foreign currency loss on intercompany loans	(2,311)	(7,346)
Interest expense, net	(18,638)	(15,174)
Loss before benefit from income taxes	(147,131)	(125,331)
Benefit from income taxes	36,405	93,404
Net loss	(110,726)	(31,927)
Net loss attributable to noncontrolling interests	2,931	3,542
Net loss attributable to Vail Resorts, Inc.	$(107,795)	$(28,385)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(2.66)	$(0.71)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(2.66)	$(0.71)
Cash dividends declared per share	$1.47	$1.053
Weighted average shares outstanding:
Basic	40,505	40,211
Diluted	40,505	40,211

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended October 31,
	2018	2017

Other Data:
Mountain Reported EBITDA	$(76,407)	$(58,437)
Lodging Reported EBITDA	3,896	4,355
Resort Reported EBITDA	(72,511)	(54,082)
Real Estate Reported EBITDA	(1,272)	(1,055)
Total Reported EBITDA	$(73,783)	$(55,137)
Mountain stock-based compensation	$3,944	$3,762
Lodging stock-based compensation	787	791
Resort stock-based compensation	4,731	4,553
Real Estate stock-based compensation	22	(32)
Total stock-based compensation	$4,753	$4,521

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2018	2017	(Decrease)
Net Mountain revenue:
Lift	$24,685	$25,468	(3.1)%
Ski school	4,272	4,438	(3.7)%
Dining	18,292	18,302	(0.1)%
Retail/rental	43,342	45,407	(4.5)%
Other	54,415	54,510	(0.2)%
Total Mountain net revenue	145,006	148,125	(2.1)%
Mountain operating expense:
Labor and labor-related benefits	76,250	73,656	3.5%
Retail cost of sales	22,416	22,941	(2.3)%
General and administrative	54,703	49,324	10.9%
Other	68,994	61,163	12.8%
Total Mountain operating expense	222,363	207,084	7.4%
Mountain equity investment income, net	950	522	82.0%
Mountain Reported EBITDA	$(76,407)	$(58,437)	(30.8)%

Total skier visits	507	498	1.8%
ETP	$48.69	$51.14	(4.8)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2018	2017	(Decrease)
Lodging net revenue:
Owned hotel rooms	$19,599	$19,635	(0.2)%
Managed condominium rooms	11,118	10,171	9.3%
Dining	16,129	15,880	1.6%
Transportation	2,474	2,553	(3.1)%
Golf	9,150	8,426	8.6%
Other	12,777	12,115	5.5%
	71,247	68,780	3.6%
Payroll cost reimbursements	3,653	3,309	10.4%
Total Lodging net revenue	74,900	72,089	3.9%
Lodging operating expense:
Labor and labor-related benefits	33,451	32,092	4.2%
General and administrative	9,676	8,539	13.3%
Other	24,224	23,794	1.8%
	67,351	64,425	4.5%
Reimbursed payroll costs	3,653	3,309	10.4%
Total Lodging operating expense	71,004	67,734	4.8%
Lodging Reported EBITDA	$3,896	$4,355	(10.5)%

Owned hotel statistics:
ADR	$232.87	$228.10	2.1%
RevPAR	$161.96	$163.23	(0.8)%
Managed condominium statistics:
ADR	$188.92	$190.61	(0.9)%
RevPAR	$51.44	$53.72	(4.2)%
Owned hotel and managed condominium statistics (combined):
ADR	$210.85	$210.49	0.2%
RevPAR	$82.44	$87.38	(5.7)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2018	2017
Real estate held for sale and investment	$101,743	$102,697
Total Vail Resorts, Inc. stockholders’ equity	$1,339,595	$1,401,405
Long-term debt, net	$1,486,968	$1,262,325
Long-term debt due within one year	48,482	38,422
Total debt	1,535,450	1,300,747
Less: cash and cash equivalents	141,031	140,397
Net debt	$1,394,419	$1,160,350

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net loss attributable to Vail Resorts, Inc. for the three months ended October 31, 2018 and 2017.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2018	2017
Mountain Reported EBITDA	$(76,407)	$(58,437)
Lodging Reported EBITDA	3,896	4,355
Resort Reported EBITDA*	(72,511)	(54,082)
Real Estate Reported EBITDA	(1,272)	(1,055)
Total Reported EBITDA	(73,783)	(55,137)
Depreciation and amortization	(51,043)	(48,624)
(Loss) gain on disposal of fixed assets and other, net	(619)	567
Change in estimated fair value of contingent consideration	(1,200)	—
Investment income and other, net	463	383
Foreign currency loss on intercompany loans	(2,311)	(7,346)
Interest expense, net	(18,638)	(15,174)
Loss before benefit from income taxes	(147,131)	(125,331)
Benefit from income taxes	36,405	93,404
Net loss	(110,726)	(31,927)
Net loss attributable to noncontrolling interests	2,931	3,542
Net loss attributable to Vail Resorts, Inc.	$(107,795)	$(28,385)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2018.

(In thousands) (Unaudited)
Twelve Months Ended
October 31, 2018
Mountain Reported EBITDA	$573,635
Lodging Reported EBITDA	24,547
Resort Reported EBITDA*	598,182
Real Estate Reported EBITDA	740
Total Reported EBITDA	598,922
Depreciation and amortization	(206,881)
Loss on disposal of fixed assets and other, net	(5,806)
Change in estimated fair value of contingent consideration	654
Investment income and other, net	2,024
Foreign currency loss on intercompany loans	(3,931)
Interest expense, net	(66,690)
Income before benefit from income taxes	318,292
Benefit from income taxes	4,139
Net income	322,431
Net income attributable to noncontrolling interests	(21,943)
Net income attributable to Vail Resorts, Inc.	$300,488

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2018.

	In thousands) (Unaudited) (As of October 31, 2018)
Long-term debt, net	$1,486,968
Long-term debt due within one year	48,482
Total debt	1,535,450
Less: cash and cash equivalents	141,031
Net debt	$1,394,419
Net debt to Total Reported EBITDA	2.3	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2018 and 2017.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2018	2017
Real Estate Reported EBITDA	$(1,272)	$(1,055)
Non-cash Real Estate cost of sales	—	479
Non-cash Real Estate stock-based compensation	22	(32)
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(7)	(110)
Net Real Estate Cash Flow	$(1,257)	$(718)